                                                                   Exhibit 10(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 14/Amendment No. 31 to the Registration Statement No. 333-11131/811-5338 on Form N-4 of our report dated March 26, 2007, relating to the financial statements of New England Variable Account, and the use of our report dated April 2, 2007, relating to the consolidated financial statements of Metropolitan Life Insurance Company (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for defined benefit pension and other postretirement plans, and for certain non-traditional long duration contracts and separate accounts as required by new accounting guidance which the Company adopted on December 31, 2006, and January 1, 2004, respectively), both appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
April 17, 2007